Exhibit 10.37

UniTek Global Services
1777 Sentry Parkway West
Gwynedd Hall, Suite 302
Blue Bell, PA 19422

March 31, 2014
Daniel Yannantuono
4069 Steeple Chase Drive
Collegeville, PA 19426

Dear Dan:
You and Unitek Global Services Inc. (the “Company”) are currently parties to an Employment Agreement dated July 5, 2009, as amended as of December 1, 2010 (the “Employment Agreement”). You and the Company have mutually agreed to terminate the Employment Agreement, and to waive the notice provisions set forth in Section 5 of the Employment Agreement. As consideration for your agreement to terminate the Employment Agreement, the Compensation Committee of the Board of Directors of the Company has approved your participation in the Unitek Global Services Inc. Change in Control Severance Plan, effective upon the termination of the Employment Agreement.
Accordingly, you and the Company agree that the Employment Agreement, including, but not limited to the non-competition restrictions set forth in Section 9(b) of the Employment Agreement and any other agreement dated prior to March 26, 2014, containing provisions pertaining to a non-competition restriction, are hereby terminated. It is understood that the termination of the Employment Agreement in accordance with the terms set forth herein does not affect your continued status as an employee of the Company.
This letter agreement shall be governed by and interpreted in accordance with the laws of Pennsylvania applicable therein, without giving effect to the principles of conflict of laws thereof.
Sincerely,
/s/ Rocky Romanella
Rocky Romanella
Chief Executive Officer

Agreed and Accepted:
/s/ Daniel Yannantuono
Daniel Yannantuono

Date:March 31, 2014